OnDeck Reports First Quarter 2019 Financial Results

First Quarter Highlights

•	Net income* of $5.9 million, $0.07 per diluted share

•	Adjusted Net Income* of $8.3 million, $0.10 per diluted share

•	Gross revenue of $110.2 million, up 22% from 1Q 2018

NEW YORK, May 2, 2019 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced first quarter 2019 net income of $5.9 million, Adjusted Net Income of $8.3 million and gross revenue of $110.2 million.

“Our first quarter results reflect the continued execution of our strategy as we prudently grew the portfolio and maintained strong margins while investing in our strategic growth initiatives,” said Noah Breslow, chief executive officer. “These initiatives are gaining momentum as we closed our business combination with Evolocity Financial Group in Canada, grew ODX volume and advanced our equipment finance offering by insourcing key processes and starting to fund loans on our balance sheet. While the economic environment remains healthy, we continue to monitor customer and market trends and adjust our risk decisioning accordingly."
Review of First Quarter 2019 Financial Results

Net income was $5.9 million, or $0.07 per diluted share, and decreased from the prior quarter's net income of $14.0 million, 0.18 per diluted share, primarily due to higher loan loss provision, higher operating expenses and an accrual for income taxes. Net income significantly improved from a loss of $1.9 million, or $0.03 per diluted share, in the year-ago period reflecting higher interest income from asset growth.

Adjusted Net Income was $8.3 million, or $0.10 per diluted share, and decreased from $15.9 million, or $0.20 per diluted share, in the prior quarter and increased from $6.4 million, or $0.08 per diluted share, in the year-ago period, reflecting the aforementioned drivers.

Loans grew 3% sequentially and 19% from a year ago to $1.2 billion. Originations were $636 million, down from $658 million in the fourth quarter and up 8% from $591 million in the year-ago quarter. The annual growth was broad-based with increases from both domestic and international operations as well as in both term loan and line of credit offerings. The average term loan size was unchanged sequentially at $53 thousand and was down from $58 thousand a year ago. Unit volume decreased 5% sequentially and increased 15% from the year-ago quarter.

Gross revenue was $110.2 million, essentially unchanged from the prior quarter, and up 22% from the year-ago quarter driven by higher interest income. Loan Yield of 35.6% decreased from 36.6% in the prior quarter reflecting a decline in portfolio performance while pricing was generally stable, and was unchanged from the year-ago quarter.

Interest expense of $11.3 million was essentially unchanged sequentially and decreased from a year ago despite a higher debt balance as borrowing rates improved. The Cost of Funds Rate continued to improve to 5.4%, a 20 basis point sequential improvement and a 140 basis point improvement from the year-ago quarter, as we refinanced debt at lower costs. First quarter financing activity included the extension and upsizing of four debt facilities aggregating to $595 million with improved terms.

Net Interest Margin was 29.5%, down from 30.0% the prior quarter as lower asset yields more than offset the impact from improved borrowing costs. The increase in Net Interest Margin from 27.8% in the year-ago quarter was driven by improved borrowing costs.

Provision for loan losses increased to $43.3 million and the Provision Rate increased to 6.8%. The 15+ Day Delinquency Ratio increased 120 basis points sequentially to 8.7%. Approximately half of the increase was in loans 15-89 days delinquent reflecting credit testing and economic trends, and the balance was in loans 90-days or more delinquent reflecting the change in our collection strategy for late-stage delinquencies. The Net Charge-off Rate increased to 12.2% and remains near the low end of our 12%-14% target range. The Reserve Ratio increased 30 basis points sequentially and 50 basis points from a year ago to 12.5%, reflecting portfolio quality trends and a higher proportion of 90-day plus delinquent loans, which have higher reserves.

Operating expenses increased from the comparable periods to $48.3 million, reflecting growth in the business and investments in our strategic initiatives, primarily technology and analytics. The Efficiency Ratio was 43.8%, up from 41.1% the prior quarter but improved from 49.3% in the year-ago quarter, while our Adjusted Efficiency Ratio* of 41.0% increased from 39.4% in the prior quarter and 40.1% in the year-ago quarter.

Provision for income taxes was $1.7 million compared to zero in 2018 when taxable income was completely offset by operating loss carryforwards. The effective tax rate was 24% and reflected a 21% U.S. federal rate, local and state income taxes, and losses in international subsidiaries.

Total assets increased 5% sequentially and 18% from a year ago to $1.2 billion primarily reflecting loan growth. Cash and cash equivalents was unchanged from year end at $60 million and decreased from $70 million a year ago. Other assets and other liabilities increased over the comparable periods as we recorded a net $28 million right-of-use asset in other assets and an equivalent increase in other liabilities stemming from the adoption of a new lease accounting standard. The 3% sequential increase in debt to $842 million was consistent with the growth in loans.

Total OnDeck stockholders’ equity of $309 million increased $10 million, or 3%, from year end and $45 million, or 17%, from a year ago. Book value per diluted common share outstanding of $3.89 increased from $3.77 at year end and $3.40 a year ago.

2019 Full-Year and Second Quarter Guidance

OnDeck provided the following financial guidance for the second quarter of 2019:

•	Gross revenue of $108 million to $112 million,

•	Net income of $4 million to $8 million, and

•	Adjusted Net Income of $7 million to $11 million.

Additionally, OnDeck updated its financial guidance for full-year 2019 as follows:

•	Gross revenue of $435 million to $455 million,

•	Net income of $20 million to $30 million, and

•	Adjusted Net Income of $30 million to $40 million.

The full-year 2019 financial guidance assumes the following trends relative to full-year 2018:

•	High single-digit percentage growth in Loans,

•	A stable Net Interest Margin,

•	A slight increase in the Adjusted Efficiency Ratio,

•	A Provision Rate near the midpoint of our 6-7% target range, and

•	An effective tax rate of approximately 24%.

This guidance includes expected impacts from our business combination with Evolocity Financial Group in Canada and assumes the macro-economic and capital market environments remain steady.

* Net income (loss) as used in the narrative of this release is net income (loss) attributable to On Deck Capital, Inc. common stockholders in the accompanying tables. Adjusted Net Income (Loss) and Adjusted Efficiency Ratio are Non-GAAP financial measures. See "About Non-GAAP Financial Measures."

Conference Call
OnDeck will host a conference call to discuss first quarter 2019 financial results on May 2, 2019 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Ken Brause, Chief Financial Officer. The conference call can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls. The Conference ID is 6334149. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and technology to make real-time lending decisions and deliver capital rapidly to small businesses. Today, OnDeck offers a wide range of online term loans and lines of credit customized for the needs of small business owners.  The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly-owned subsidiary. OnDeck has provided over $11 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

About Non-GAAP Financial Measures
This press release and its attachments include historical and projected “Adjusted” metrics including Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share, Adjusted Efficiency Ratio, Adjusted Return on Assets and Adjusted Return on Equity. These financial measures are not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP, because they all exclude items required to be included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted metrics exclude items management deems to be non-representative of operating results or trends (“noteworthy items”) and expenses related to stock-based compensation, which are non-cash expenses. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as a substitute for or superior to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” and "Non-GAAP Guidance Reconciliation" later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” "enables," “targets,” “expects,” "intends," "may," “allows,” "plans," “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue, net income and Adjusted Net Income for the second quarter and full-year 2019, and the assumed loan growth rate, Net Interest Margin, Net Charge-off Ratio, Provision Rate, Loan Loss Reserve Ratio, Adjusted Efficiency Ratio, effective tax rate, and macro-economic and other external factors. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause or contribute to such differences include risks relating to: (1) our ability to achieve consistent profitability in the future in light of our prior loss history and competition; (2) our growth strategies, including the introduction of new products or features, expanding our platform to other lenders through ODX and maintaining ODX’s current clients, expansion into international markets, business development, acquisition and integration, offering equipment financing and our ability to effectively manage and fund our growth; (3) any material reduction in our interest rate spread and our ability to successfully mitigate this risk through interest rate hedging or raising interest rates or other means; (4) worsening economic conditions that may result in decreased demand for our loans or services and increase our customers’ default rates; (5) supply and demand driven changes in credit and increases in the availability of capital for our competitors that negatively impacts our loan pricing; (6) our ability to accurately assess creditworthiness and forecast and reserve for loan losses; (7) our ability to prevent or discover security breaches, disruption in service and comparable events that could compromise confidential information held in our data systems or adversely impact our ability to service our loans; (8) incorrect or fraudulent information provided to us by customers causing us to misjudge their qualifications to receive a loan; (9) the effectiveness of our efforts to identify, manage and mitigate our credit, market, liquidity, operational and other risks associated with our business and strategic objectives; (10) our ability to continue to innovate or respond to evolving technological changes and protect our intellectual property; (11) our reputation and possible adverse publicity about us or our industry; (12) failure of operating controls, including customer experience degradation, legal expenses, increased regulatory cost, significant fraud losses and vendor risk; and (13) changes in federal or state laws or regulations, or judicial decisions involving licensing or supervision of commercial lenders, interest rate limitations, the enforceability of choice of law provisions in loan agreements, the validity of bank sponsor partnerships, the use of brokers or other significant changes; and other risks, including those described in Part I - Item 1A. Risk Factors in our Annual Report on From 10-K for the year ended December 31, 2018 and other documents that we file with the Securities and Exchange Commission, or SEC, from time to time which are or will be available on the SEC website at www.sec.gov.

Investor Contact:
Steve Klimas
646.668.3582
sklimas@ondeck.com

Media Contact:
Jim Larkin
203.526.7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score, OnDeck Marketplace, and ODX are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc.
Consolidated Statements of Operations
(unaudited, $ in thousands, except share and per share data)

	Three Months Ended,
	March 31, 2019	December 31, 2018	March 31, 2018
Revenue:
Interest income	$105,991	$105,363	$86,369
Other revenue	4,176	4,116	3,911
Gross revenue	110,167	109,479	90,280
Cost of revenue:
Provision for loan losses	43,291	39,853	36,293
Interest expense	11,332	11,230	11,872
Total cost of revenue	54,623	51,083	48,165
Net revenue	55,544	58,396	42,115
Operating expense:
Sales and marketing	11,960	11,207	10,598
Technology and analytics	16,806	13,642	11,007
Processing and servicing	5,489	5,645	5,221
General and administrative	14,029	14,467	17,725
Total operating expense	48,284	44,961	44,551
Income (loss) from operations, before provision for income taxes	7,260	13,435	(2,436)
Provision for income taxes	1,740	—	—
Net income (loss)	5,520	13,435	(2,436)
Less: Net income (loss) attributable to noncontrolling interest	(338)	(604)	(518)
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$5,858	$14,039	$(1,918)
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$0.08	$0.19	$(0.03)
Diluted	$0.07	$0.18	$(0.03)
Weighted-average common shares outstanding:
Basic	75,539,535	75,158,264	73,977,241
Diluted	79,115,037	79,244,921	73,977,241

On Deck Capital, Inc.
Percentage of Average Interest Earning Assets
(unaudited, $ in thousands)

	Three Months Ended,
	March 31, 2019	December 31, 2018	March 31, 2018
Revenue:
Interest income	33.1%	33.6%	32.2%
Other revenue	1.3%	1.3%	1.5%
Gross revenue	34.4%	34.9%	33.7%
Cost of revenue:
Provision for loan losses	13.6%	12.7%	13.5%
Interest expense	3.5%	3.6%	4.4%
Total cost of revenue	17.1%	16.3%	18.0%
Net revenue	17.3%	18.6%	15.7%
Operating expense:
Sales and marketing	3.6%	3.6%	4.0%
Technology and analytics	5.3%	4.4%	4.1%
Processing and servicing	1.7%	1.8%	2.0%
General and administrative	4.4%	4.6%	6.6%
Total operating expense	15.0%	14.3%	16.6%
Income (loss) from operations	2.3%	4.3%	(0.9)%
Net income (loss) before provision for income taxes	2.3%	4.3%	(0.9)%
Provision for income taxes	0.6%	0.0%	0.0%
Net income (loss)	1.7%	4.3%	(0.9)%

Memo:
Average Interest Earning Assets	$1,299,428	$1,245,057	$1,086,807

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, $ in thousands, except share and per share data)

	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Cash and cash equivalents	$60,085	$59,859	$70,415
Restricted cash	44,632	37,779	44,709
Loans held for investment	1,202,531	1,169,157	1,010,944
Less: Allowance for loan losses	(147,406)	(140,040)	(118,921)
Loans held for investment, net	1,055,125	1,029,117	892,023
Property, equipment and software, net	16,180	16,700	17,455
Other assets	48,636	18,115	15,824
Total assets	$1,224,658	$1,161,570	$1,040,426
Liabilities and equity
Liabilities:
Accounts payable	$4,847	$4,011	$3,038
Interest payable	2,808	2,385	2,429
Debt	842,314	816,231	737,993
Accrued expenses and other liabilities	61,097	34,654	29,499
Total liabilities	911,066	857,281	772,959
Stockholders’ equity:
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 79,706,639, 79,135,510, and 77,752,143 shares issued and 75,907,393, 75,375,341, and 74,264,491 outstanding at March 31, 2019, December 31 2018, and March 31, 2018, respectively.	399	396	389
Treasury stock—at cost	(10,113)	(9,822)	(8,083)
Additional paid-in capital	510,616	506,169	496,588
Accumulated deficit	(189,297)	(195,155)	(224,752)
Accumulated other comprehensive loss	(2,234)	(1,832)	(118)
Total On Deck Capital, Inc. stockholders' equity	309,371	299,756	264,024
Noncontrolling interest	4,221	4,533	3,443
Total equity	313,592	304,289	267,467
Total liabilities and equity	$1,224,658	$1,161,570	$1,040,426

Memo:
Unpaid Principal Balance[1]	$1,177,609	$1,144,954	$992,595
Loans[2]	$1,202,531	$1,169,157	$1,010,944
Interest Earning Assets[3]	$1,307,249	$1,266,795	$1,126,068
Book Value Per Diluted Share	$3.89	$3.77	$3.40

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets4
(unaudited, $ in thousands)

	Average Three Months Ended,
	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Cash and cash equivalents	$48,115	$51,523	$49,812
Restricted cash	48,182	52,133	53,007
Loans held for investment	1,203,131	1,141,401	983,988
Less: Allowance for loan losses	(145,742)	(137,960)	(114,839)
Loans held for investment, net	1,057,389	1,003,441	869,149
Property, equipment and software, net	16,494	16,364	20,866
Other assets	38,842	17,423	14,026
Total assets	$1,209,022	$1,140,884	$1,006,860
Liabilities and equity
Liabilities:
Accounts payable	$5,053	$4,475	$2,853
Interest payable	2,646	2,337	2,300
Debt	838,867	805,527	703,307
Accrued expenses and other liabilities	54,679	31,768	31,410
Total liabilities	901,245	844,107	739,870

Total On Deck Capital, Inc. stockholders' equity	303,321	291,893	263,195
Noncontrolling interest	4,456	4,884	3,795
Total equity	307,777	296,777	266,990
Total liabilities and equity	$1,209,022	$1,140,884	$1,006,860

Memo:
Unpaid Principal Balance	$1,177,801	$1,118,140	$966,327
Loans	$1,203,131	$1,141,401	$983,988
Interest Earning Assets	$1,299,428	$1,245,057	$1,086,807

Supplemental Information

Key Performance Metrics
($ in thousands, except percentage data)

	Three Months Ended,
	March 31, 2019	December 31, 2018	March 31, 2018
Originations[5]	$635,506	$658,487	$590,585
Loan Yield[6]	35.6%	36.6%	35.6%
Cost of Funds Rate[7]	5.4%	5.6%	6.8%
Net Interest Margin[8]	29.5%	30.0%	27.8%
Provision Rate[9]	6.8%	6.0%	6.1%
Reserve Ratio[10]	12.5%	12.2%	12.0%
15+ Day Delinquency Ratio[11]	8.7%	7.5%	6.7%
Net Charge-off Rate[12]	12.2%	12.0%	10.9%
Efficiency Ratio[13]	43.8%	41.1%	49.3%
Adjusted Efficiency Ratio14 (a)	41.0%	39.4%	40.1%
Return on Assets[15]	1.9%	4.9%	(0.8)%
Adjusted Return on Assets16 (a)	2.7%	5.6%	2.5%
Return on Equity[17]	7.7%	19.2%	(2.9)%
Adjusted Return on Equity18 (a)	10.9%	21.8%	9.7%

	Three Months Ended,
	March 31, 2019	December 31, 2018	March 31, 2018
Activity in the Allowance for Loan Losses
Allowance for loan losses beginning of period	$140,040	$133,644	$109,015
+ Provision for loan losses	43,291	39,853	36,293
- Gross charge-offs	(39,839)	(36,779)	(29,732)
+ Recoveries	3,914	3,322	3,345
Allowance for loan losses end of period	$147,406	$140,040	$118,921

Activity in Loan Held for Investment Balances	Three Months Ended,
	March 31, 2019	December 31, 2018	March 31, 2018
Unpaid Principal Balance beginning of period	$1,144,954	$1,095,792	$936,239
+ Total originations(b)	635,506	658,487	590,585
- Net charge-offs	(35,925)	(33,457)	(26,387)
- Principal paid down(c)	(566,926)	(575,868)	(507,842)
Unpaid Principal Balance end of period	1,177,609	1,144,954	992,595
+ Net deferred origination costs	24,922	24,203	18,349
Loans held for investment	1,202,531	1,169,157	1,010,944
- Allowance for loan losses	(147,406)	(140,040)	(118,921)
Loans held for investment, net	$1,055,125	$1,029,117	$892,023
(a) Non-GAAP measure. See "About Non-GAAP Financial Measures," and "Non-GAAP Reconciliations" and related footnotes elsewhere in this press release.
(b) Includes Unpaid Principal Balance of term loans rolled into new originations of $98.5 million, $110.2 million, and $90.8 million, in the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

(c) Excludes principal that was paid down related to renewed loans sold in the period which were designated as held for investment in the amount of $0 million for the three months ended March 31, 2019, December 31, 2018, and March 31, 2018.

Supplemental Information

Non-GAAP Reconciliations
(in thousands, except share and per share data)

	Three Months Ended,
Reconciliation of Net Income to Adjusted Net Income	March 31, 2019	December 31, 2018	March 31, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$5,858	$14,039	$(1,918)
Adjustments (after-tax):
Stock-based compensation expense	2,436	2,967	3,210
Real estate disposition charges	—	—	4,187
Severance and executive transition expenses	—	—	911
Sales Tax Refund	—	(1,097)	—
Adjusted Net Income (Loss)[19]	$8,294	$15,909	$6,390
Adjusted Net Income (Loss) per Share[20]:
Basic	$0.11	$0.21	$0.09
Diluted	$0.10	$0.20	$0.08
Weighted-average common shares outstanding:
Basic	75,539,535	75,158,264	73,977,241
Diluted	79,115,037	79,244,921	77,352,294

	Three Months Ended,
Reconciliation of Return on Assets to Adjusted Return on Assets	March 31, 2019	December 31, 2018	March 31, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$5,858	$14,039	$(1,918)
Average Total Assets	1,209,022	1,140,884	1,006,860
Return on Assets	1.9%	4.9%	(0.8)%
Adjustments (after-tax):
Stock-based compensation expense	2,436	2,967	3,210
Real estate disposition charges	—	—	4,187
Severance and executive transition expenses	—	—	911
Sales Tax Refund	—	(1,097)	—
Adjusted Net Income (Loss)	$8,294	$15,909	$6,390
Average Total Assets	1,209,022	1,140,884	1,006,860
Adjusted Return on Assets	2.7%	5.6%	2.5%

	Three Months Ended,
Reconciliation of Return on Equity to Adjusted Return on Equity	March 31, 2019	December 31, 2018	March 31, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$5,858	$14,039	$(1,918)
Average OnDeck Stockholders' Equity	303,321	291,893	263,195
Return on Equity	7.7%	19.2%	(2.9)%
Adjustments (after-tax):
Stock-based compensation expense	2,436	2,967	3,210
Real estate disposition charges	—	—	4,187
Severance and executive transition expenses	—	—	911
Sales Tax Refund	—	(1,097)	—
Adjusted Net Income (Loss)	$8,294	$15,909	$6,390
Average OnDeck Stockholders' Equity	303,321	291,893	263,195
Adjusted Return on Equity	10.9%	21.8%	9.7%

	Three Months Ended,
Reconciliation of Efficiency Ratio to Adjusted Efficiency Ratio	March 31, 2019	December 31, 2018	March 31, 2018
Total operating expense	$48,284	$44,961	$44,551
Gross revenue	110,167	109,479	90,280
Efficiency Ratio	43.8%	41.1%	49.3%
Adjustments (pre-tax):
Stock-based compensation expense	3,083	2,967	3,210
Real estate disposition charges	—	—	4,187
Severance and executive transition expenses	—	—	911
Sales Tax Refund	—	(1,097)	—
Operating Expenses Less Noteworthy Items	$45,201	$43,091	$36,243
Gross revenue	110,167	109,479	90,280
Adjusted Efficiency Ratio	41.0%	39.4%	40.1%

Adjusted Net Income is used in the calculation of Adjusted Return on Assets and Adjusted Return on Equity, all of which are Non-GAAP measures. Additionally, the same adjustment items contained in the above reconciliation of Net Income to Adjusted Net Income are used to adjust operating expense in the calculation of the Adjusted Efficiency Ratio, a Non-GAAP measure. Amounts may differ due to taxes.

Non-GAAP Guidance Reconciliation
(in millions)

	Three Months Ending June 30,		Twelve Months Ending December 31,

	2019		2019
	Low	High	Low	High
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$4	$8	$20	$30
Stock-based compensation (after tax)	3	3	10	10
Adjusted Net Income	$7	$11	$30	$40

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended,
	March 31, 2019	December 31, 2018	March 31, 2018
Percentage of originations (dollars)
Direct	43%	45%	48%
Strategic Partner	30%	27%	23%
Funding Advisor	27%	28%	29%

Notes:
(1)Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(2)Loans represents the sum of loans held for investment and loans held for sale at end of the period.
(3)Interest Earning Assets represents the sum of Loans plus cash and cash equivalents plus restricted cash.
(4)Average Balance Sheet line items for the period represent the average of the balance at the beginning of the first month of the period and the end of each month in the period.
(5)Originations represent the total principal amount of the term loans we made during the period plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the Unpaid Principal Balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
(6)Loan Yield is the rate of return we achieve on loans outstanding during a period. It is calculated as annualized interest income on Loans including amortization of net deferred origination costs divided by average Loans. Annualization is based on 365 days per year and is calendar day-adjusted.
(7)Cost of Funds Rate is calculated as interest expense divided by average debt outstanding for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(8)Net Interest Margin is calculated as annualized net interest income divided by average Interest Earning Assets. Net interest income represents interest income less interest expense during the period. Annualization is based on 365 days per year and is calendar day-adjusted.
(9)Provision Rate equals the provision for loan losses for the period divided by originations of loans held for investment for the period.
(10)Reserve Ratio is our allowance for loan losses at the end of the period divided by the Unpaid Principal Balance at the end of the period.
(11)15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance at the end of the period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying.
(12)Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding during the period. Net charge-offs are charged-off loans in the period, net of recoveries of prior charged-off loans in the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(13)Efficiency Ratio is a measure of operating efficiency and is calculated as total operating expense for the period divided by gross revenue for the period.
(14)Adjusted Efficiency Ratio is non-GAAP measure calculated as total operating expense divided by gross revenue for the period, adjusted to exclude (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Efficiency Ratio is useful because it provides investors and others with a supplemental operating efficiency metric to present our operating efficiency across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Efficiency Ratio has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to our Efficiency Ratio, which is the most comparable GAAP metric.

(15)Return on Assets is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(16)Adjusted Return on Assets is a non-GAAP measure calculated as Adjusted Net Income (Loss) for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Assets is useful because it provides investors and others with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Assets has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to Return on Assets, which is the most comparable GAAP metric.
(17)Return on Equity is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(18)Adjusted Return on Equity is a non-GAAP measure calculated as Adjusted Net Income (Loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Equity is useful because it provides investors with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Equity has limitations as an analytical tool and you should not consider it in isolation, as a substitute or superior to Return on Equity, which is the most comparable GAAP metric.
(19)Adjusted Net Income (Loss) is a non-GAAP measure calculated as net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude from net income (loss) attributable to On Deck Capital, Inc. common stockholders (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Net Income (Loss) is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders, which is the most comparable GAAP metric.
(20)Adjusted Net Income (Loss) per Share is a non-GAAP measure calculated as Adjusted Net Income (Loss) divided by the weighted average common shares outstanding during the period. We believe Adjusted Net Income (Loss) per Share is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) per Share has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders per share, which is the most comparable GAAP metric.